Exhibit (h)(2)

BROKER-DEALER

SELLING AGREEMENT

THIS BROKER-DEALER SELLING AGREEMENT (“Agreement”) made and entered into between ALPS Distributors, Inc. (“Distributor”), a Colorado corporation having its principal place of business at 1290 Broadway, Suite 1000, Denver, Colorado 80203, and ___________________________________, a _________________________ having its principal place of business at ________________________________________________________ (hereinafter “Broker-Dealer”).

WHEREAS, Broker-Dealer desires to enter into this Agreement with the Distributor to sell shares of the Diameter Dynamic Credit Fund (the “Fund” or the “Company”), a registered closed-end investment management company that is operated as an interval fund, and Broker-Dealer will provide distribution-related, continuing personal services to shareholders and/or administration of shareholder accounts with respect to the Company. The Distributor is the principal underwriter of, and agent for, the Company.

WHEREAS, Broker-Dealer understands that pursuant to the Investment Company Act of 1940, as amended (the “1940 Act”), the closed-end interval Fund and such other closed-end interval fund(s) subsequently established (together with the Fund, the “Funds”) as set forth in the Agreement Fee Schedule, which are distributed by the Distributor, may have adopted a Distribution and/or Shareholder Servicing Plan (each, a “Plan”) to enable payments to certain entities for shareholder servicing.

WHEREAS, the term “Prospectus” means the prospectus and, unless the context otherwise requires, the related statement of additional information (“SAI”) incorporated therein by reference, as the same are amended and supplemented (“Supplements”) from time to time by the Fund(s).

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein, the parties agree as follows:

1.	Purchases of Company Shares for Sale to Customers.

(a)

Broker-Dealer is hereby appointed as a non-exclusive agent of the Company during the term herein specified for the purpose of providing shareholder services to investors acquiring Company’s shares as described herein. Subject to the performance by the Distributor of its obligations to be performed hereunder and to the completeness and accuracy in all material respects of all the representations and warranties of the Distributor contained herein, Broker-Dealer hereby accepts such agency and agrees on the terms and conditions set forth herein and in each Fund’s then-current Prospectus to use reasonable efforts during the term hereof to provide ongoing services to shareholders for the duration of their investments. It is understood that the Broker-Dealer has no commitment with regard to the sale of the Company’s shares other than to use reasonable efforts and shall not prevent Broker-Dealer from acting as an agent or underwriter for the securities of other issuers that may be offered or sold during the term hereof. Broker-Dealer’s agency relationship with the Distributor hereunder shall continue until the termination of this Agreement. Any sales of a Fund’s shares made prior to the date hereof by Broker-Dealer shall be deemed made pursuant to this Agreement.

(b)

In offering and selling Company’s shares to Broker-Dealer’s customers, Broker-Dealer agrees to act as dealer for Broker-Dealer’s own account and in no transaction shall the Broker-Dealer have any authority to act or hold itself out as agent for the Distributor or the Company, except for the limited purposes set forth under this Agreement. The Distributor acknowledges that customers of Broker-Dealer who purchase Fund shares are the Broker-Dealer’s customers. Broker-Dealer shall be responsible for opening, approving, and monitoring customer accounts and for the review and supervision of these accounts, all in accordance with the rules of the Securities and Exchange Commission (“SEC”) and Financial Industry Regulatory Authority (“FINRA”).

(c)

Broker-Dealer agrees to offer and sell each Fund’s shares to Broker-Dealer’s customers only at the applicable public offering price and in accordance with all applicable repurchase offers issued by the Fund, giving effect to any cumulative or quantity discounts or other purchase programs, plans, or services described in the then-current Prospectus, to the extent applicable. Broker-Dealer agrees to deliver, or cause to be delivered, to each customer, at or prior to the time of any purchase of shares, a copy of the then current Prospectus (including any Supplements thereto), and to each customer who so requests, a copy of the then-current SAI (including any Supplements thereto).

(d)

Broker-Dealer agrees to purchase Fund’s shares from the Distributor or from Broker-Dealer’s customers. If Broker-Dealer purchases from the Distributor, Broker-Dealer agrees that all such purchases shall be made only: (a) to cover orders already received by Broker-Dealer from its customers; (b) for shares being acquired by Broker-Dealer’s customers pursuant to either the exchange privilege or the reinvestment privilege, as described in the then-current Prospectus of a Fund; (c) for Broker-Dealer’s own bona fide investment; or (d) for investments by any Internal Revenue Service (“IRS”) qualified plan or other trust established for the benefit of Broker-Dealer’s employees or for investments in Individual Retirement Accounts established by Broker-Dealer’s employees, and if Broker-Dealer so advises the Distributor in writing prior to any sale of shares pursuant to this subparagraph (d), Broker-Dealer agrees to waive all Broker-Dealer concessions, if any, to all sales of shares. If Broker-Dealer purchases shares from Broker-Dealer’s customers, Broker-Dealer agrees not to purchase shares from Broker-Dealer’s customers at a price lower than the applicable redemption price, determined in the manner described in the then-current Prospectus. Broker-Dealer shall not withhold placing customers’ orders for shares so as to profit the Broker-Dealer as a result of such withholding (e.g., to include, but not limited to, a change in a Fund’s net asset value from that used in determining the offering price or repurchase offer price to Broker-Dealer’s customers).

(e)

The Distributor will accept Broker-Dealer’s purchase orders only at the public offering price applicable to each order, as determined in accordance with the then-current Prospectus. The Distributor will not accept from Broker-Dealer a conditional order. Broker-Dealer acknowledges that each Fund will adopt fundamental policies (which may not be changed without shareholder approval) to make periodic offers to purchase shares (“repurchase offers”) in accordance with Rule 23c-3 under the 1940 Act and as described in each Fund’s then current Prospectus. Repurchases of shares of a Fund will be made at the net asset value of such shares in accordance with the applicable repurchase offer and then current Prospectus, less any applicable charges and expenses for which a Fund has determined to charge shareholders as permitted by Rule 23c-3 of the 1940 Act. Broker-Dealer agrees to transmit to its customers any repurchase offer notification received from Distributor within the time period specified in the applicable Prospectus and in such notification, and to use its reasonable best efforts to transmit repurchase requests from its customers to each Fund or its transfer agent or other designee by the applicable repurchase request deadline as specified in the applicable Prospectus and such repurchase offer notification.

(f)

All orders are subject to acceptance or rejection by the Distributor in its sole discretion. The Distributor reserves the right, at its discretion and without notice to the Broker-Dealer, to suspend sales or to withdraw the offering of a Fund’s shares, in whole or in part, or to make a limited offering of any Fund’s shares. The minimum and maximum dollar amounts for purchase of a Fund’s shares for any shareholder shall be the applicable minimum or maximum amount described in such Fund’s then-current Prospectus and no order for less or more than, as the case may be, such amount will be accepted hereunder.

(g)

Broker-Dealer acknowledges and agrees that: (i) shares of a Fund will not be repurchased by such Fund (other than in accordance with Rule 23c-3 of the 1940 Act); (ii) no secondary market for the shares of each Fund exists currently or is anticipated to develop; therefore, the shares of each Fund have very limited liquidity; (iii) in the event one or more of Broker-Dealer’s customers cancel their order for shares of a Fund after confirmation, such shares may not be repurchased, remarketed or otherwise disposed of by or through Distributor; and (iv) any representations regarding a repurchase offer or other tender offer by a Fund, other than that which is specifically set forth in such Fund’s then-current Prospectus or repurchase offer notification issued by such Fund is prohibited.

(h)

In connection with Broker-Dealer’s recommendations to its customers regarding investment in a Fund, Broker-Dealer agrees to make appropriate disclosures to such customers regarding the risks associated with investing in a Fund, including, but not limited to: (i) shares of a Fund will not be listed on a public exchange; (ii) no secondary market is expected to develop for a Fund’s shares; (iii) liquidity for a Fund’s shares will be provided only through quarterly repurchase offers; (iv) there is no guarantee that an investor will be able to sell all the shares that the investor desires to sell in the repurchase offer; (v) an investor should consider an investment in a Fund to be of limited liquidity; (vi) investing in a Fund’s shares may be speculative and involves a high degree of risk; and (vii) an investor should carefully read a Fund’s Prospectus prior to investing in a Fund, including the risks associated with leverage.

(i)

The transmission of orders will be governed by instructions that the Distributor will periodically issue to Broker-Dealer. Broker-Dealer must pay for Fund’s shares in ‘Federal Funds,’ and the Distributor must receive Broker-Dealer’s payment on or before the settlement date established in accordance with Rule 15c6-1 under the Securities Exchange Act of 1934, as amended. If the Distributor does not receive Broker-Dealer’s payment on or before such settlement date, the Distributor may, without notice, cancel the sale. The Distributor will hold Broker-Dealer responsible for any loss suffered by the Distributor or the issuing Fund as a result of Broker-Dealer’s failure to make payment as required.

(j)

Broker-Dealer agrees to use the account application provided with the Prospectus as the means of placing a customer’s order except for accounts opened or maintained pursuant to the networking system of the National Securities Clearing Corporation (“NSCC”), to the extent applicable. The account application will be reviewed by the Distributor or the Company to determine that all information necessary to issue a Fund’s shares has been entered. Broker-Dealer hereby certifies that all of Broker-Dealer’s customers taxpayer identification numbers (“TIN”) or social security numbers (“SSN”) furnished to the Distributor or the Company by Broker-Dealer are correct and that the Distributor or the Company will not open an account without Broker-Dealer providing the Company’s transfer agent (“Transfer Agent”) with the customer’s TIN or SSN.

(k)

Broker-Dealer will comply with all applicable Federal and state laws and with the rules and regulations of applicable regulatory agencies thereunder. Broker-Dealer will not offer shares of any Fund for sale unless such shares are duly registered under all the applicable securities laws, rules and regulations.

(l)

Any transaction in shares of a Fund shall be effected and evidenced by book-entry on the records maintained by the Transfer Agent. A confirmation statement evidencing transactions in a Fund’s shares will be transmitted to Broker-Dealer by the Transfer Agent.

2.	Account Options.

(a)

Broker-Dealer may appoint the Transfer Agent as Broker-Dealer’s agent to execute customers’ transactions in a Fund’s shares in accordance with the terms and provisions of any account, program, plan, or service established or used by Broker-Dealer’s customers and to confirm each such transaction to Broker-Dealer’s customers on Broker-Dealer’s behalf, and at the time of the transaction, Broker-Dealer guarantees the legal capacity of its customers so transacting in such Fund’s shares and any co-owners of such Fund’s shares.

(b)

Unless otherwise instructed by the Distributor or the Transfer Agent, Broker-Dealer may instruct the Transfer Agent to register shares purchased in Broker-Dealer’s name and account as nominee for Broker-Dealer’s customers, in which event all Prospectuses, proxy statements, periodic reports, and other printed material will be sent to Broker-Dealer, and all confirmations and other communications to shareholders, including, but not limited to, repurchase offer notifications, will be transmitted to Broker-Dealer. Broker-Dealer shall be responsible for forwarding such printed material, confirmations, notifications and communications, or the information contained therein, to all customers for whom Broker-Dealer holds such shares as nominee. However, the Transfer Agent or the Company shall be responsible for the reasonable costs associated with Broker-Dealer forwarding such printed material, confirmations, notifications and communications and shall reimburse Broker-Dealer in full for such costs. Broker-Dealer shall also be responsible for complying with all reporting and tax withholding requirements with respect to the customers for whose account Broker-Dealer is holding such shares. With respect to customers not held in Broker-Dealer’s name and account as nominee, Broker-Dealer shall provide the Distributor with all information (including, without limitation, certification of TINs and/or SSNs and back-up withholding instructions) necessary or appropriate for the Distributor to comply with any legal and regulatory reporting requirements.

(c)

To the extent applicable, accounts opened or maintained pursuant to the networking system of NSCC will be governed by applicable NSCC rules and procedures, and any agreement or other arrangement with the Distributor relating to networking.

3.	Broker-Dealer Compensation.

(a)

Broker-Dealer concession, if any, on Broker-Dealer’s sales of shares of a Fund will be offered as described in the then-current Prospectus or in the applicable schedule of concessions issued by the Distributor and in effect at the time of sale to Broker-Dealer. Upon written notice to Broker-Dealer, the Distributor, or a Fund, may change or discontinue any schedule of concessions, or issue a new schedule. Broker-Dealer may be deemed to be an underwriter in connection with sales by Broker-Dealer of shares of a Fund where Broker-Dealer receives all or substantially all of the sales charge, if any, as set forth in the then-current Prospectus and, therefore, Broker-Dealer may be subject to applicable provisions of the Securities Act of 1933, as amended. Compensation paid, if any, pursuant to a Plan is described in Agreement Fee Schedule (“Fee Schedule”) attached hereto and in such Fund’s then-current Prospectus.

(b)

The Distributor is entitled to, if any, a contingent deferred sales charge (“CDSC”) on redemptions of certain shares of a Fund redeemed during the time period specified in the then-current Prospectus, subject to the purchase dollar amount threshold and other conditions described in the then-current Prospectus.

(c)

In the case of a Fund or class which has adopted a Plan, the Distributor may elect from time to time to make payments to Broker-Dealer as provided under such Plan for such services, and without limitation, some or all of the following: (i) answering inquiries regarding a Fund, processing purchases and redemption transactions, assistance in changing account designation and addresses; providing periodic statements, personal services to investors, and/or other services related to the maintenance of shareholder records; and (ii) services that the Distributor reasonably may request, to the extent permitted by applicable statute, rule, or regulation to provide administrative, distribution-related, or marketing services in the promotion of a Fund’s shares. Any such payments shall be made in the amount and manner set forth in the applicable Fee Schedule or in the then-current Prospectus. The Fee Schedule may be discontinued or changed by the Distributor from time to time and shall be in effect with respect to a Fund which has a Plan and so long as such Fund(s)’ Plan remains in effect. Notwithstanding the foregoing, Broker-Dealer acknowledges that any compensation to be paid to the Broker-Dealer by the Distributor is paid from proceeds paid to the Distributor by a Fund pursuant to its Plan, and to the extent the Distributor does not receive such proceeds, for any reason, the amounts payable to Broker-Dealer will be reduced accordingly. In the case of a Fund or class thereof that has no currently effective Plan, the Distributor or Company may, to the extent permitted by applicable law, elect to make payments to Broker-Dealer from either’s own resources.

(d)

Broker-Dealer shall furnish to the Distributor or the Company, on behalf of a Fund, such information in writing as shall reasonably be requested by the Company’s Board of Directors/Trustees (“Company’s Board”) with respect to the fees paid to Broker-Dealer pursuant to this Agreement.

(e)

In the event that Rule 2341 of FINRA’s Conduct Rules precludes a Fund or class thereof from imposing, or the Distributor from receiving, a sales charge (as defined in Rule 2341) or any portion thereof, Broker-Dealer shall not be entitled to any payments from the Distributor hereunder from the date that a Fund or class thereof discontinues or is required to discontinue imposition of some or all of its sales charges. If a Fund or class thereof resumes imposition of some or all of its sales charge, Broker-Dealer will be entitled to payments hereunder or as modified by the Distributor, if applicable.

(f)

The Distributor may discontinue paying compensation to Broker-Dealer if, at any time, (i) Broker-Dealer is not appropriately registered in all capacities necessary to receive such compensation or (ii) Broker-Dealer breaches any representation, warranty or covenant contained in this Agreement, as determined by the Distributor in its sole discretion. Notwithstanding the foregoing, Broker-Dealer shall not be entitled to any compensation in respect of a sale to any investor if the Distributor determines that another authorized selling agent of the Distributor is primarily responsible for or should otherwise be credited with such sale. In making this determination, the Distributor will endeavor to act fairly. Any dispute regarding compensation shall be conclusively resolved by the Distributor.

(g)

If, within seven business days after confirmation by the Distributor of Broker-Dealer’s original purchase order for shares of a Fund, such shares are repurchased by the issuing Fund or by the Distributor for the account of such Fund or are tendered for redemption by the customer in accordance with a repurchase offer, Broker-Dealer shall promptly refund to the Distributor the full discount retained by Broker-Dealer on the original sale and any distribution and service payments made to Broker-Dealer. Broker-Dealer shall refund to the Transfer Agent immediately upon receipt the amount of any dividends or distributions paid to Broker-Dealer as nominee for Broker-Dealer’s customers with respect to redeemed or repurchased shares of a Fund to the extent that the proceeds of such redemption or repurchase may include the dividends or distributions payable on such shares. Broker-Dealer shall be notified by the Distributor of such repurchase or redemption within ten business days of such repurchase or redemption.

(h)

The provisions under this Agreement relating to a Plan, including compensation payable thereunder, shall continue in full force and effect only so long as the continuance of a Plan is approved at least annually in accordance with the 1940 Act. The Distributor will not be obligated to make payments to Broker-Dealer unless the Distributor has received an authorized payment from the applicable Fund. The provisions of this Agreement regarding Broker-Dealer compensation may be terminated in accordance with the 1940 Act, without payment of any penalty. Such provisions will also be terminated by any act that terminates this Agreement and will terminate automatically in the event of the assignment (as that term is defined in the 1940 Act) of this Agreement unless agreed to in writing by the parties hereto. After the effective date of any change in or discontinuance of any schedule of concessions, or service payments, or the termination of a Plan, such concessions or service payments will be allowable or payable to Broker-Dealer only in accordance with such change, discontinuance, or termination. Broker-Dealer agrees that Broker-Dealer will have no claim against the Distributor, the Company, or a Fund by virtue of any such change, discontinuance, or termination. In the event of any overpayment by the Distributor of any concession, distribution payment, or service payment, Broker-Dealer will promptly remit such overpayment.

4.	Status as Financial Intermediaries.

(a)

Broker-Dealer represents and warrants that Broker-Dealer is and will remain a member in good standing of FINRA, and agrees to abide by all of its rules and regulations including its Rules of Conduct. Broker-Dealer further agrees to comply with all applicable Federal and state laws and rules and regulations of regulatory agencies having jurisdiction over Broker-Dealer. Reference is hereby specifically made to Rule 2341 of FINRA’s Conduct Rules, which is incorporated herein by reference. The termination of Broker-Dealer’s FINRA membership or any breach of Rule 2341 will immediately and automatically terminate this Agreement. Broker-Dealer further represents that Broker-Dealer is qualified to act as a Broker-Dealer in the states where Broker-Dealer transacts business. Broker-Dealer further agrees that, in making any sales to purchasers within the United States of securities acquired from the Distributor or the Company, Broker-Dealer will comply with Rule 2040(a) of FINRA’s Conduct Rules.

(b)

Broker-Dealer represents that Broker-Dealer is qualified to sell shares in the various jurisdictions where it transacts business. Broker-Dealer represents that it and all of its personnel involved in the activities contemplated hereunder have all governmental, regulatory, and self-regulatory registrations, approvals, memberships, and licenses required to perform Broker-Dealer’s obligations under this Agreement and to receive compensation, if any, and Broker-Dealer will maintain all relevant registrations, approvals, memberships, and licenses during the term of this Agreement.

(c)

Nothing in this Agreement shall cause Broker-Dealer to be the Distributor’s partner, employee, or agent, or give Broker-Dealer any authority to act for the Distributor, the Company, or a Fund. Neither the Distributor nor the Company shall be liable for any of Broker-Dealer’s acts or obligations under this Agreement.

5.	Information Relating to the Fund(s).

(a)

No person is authorized to make any representations concerning a Fund’s shares except those contained in such Fund’s then-current Prospectus, and in buying shares from the Distributor or redeeming shares pursuant to any repurchase offer, Broker-Dealer shall rely solely on the representations contained in the then-current Prospectus and any applicable repurchase offer notification. Upon Broker-Dealer’s request, the Distributor will furnish Broker-Dealer with a reasonable number of copies of a Fund’s then-current Prospectus(es) and/or SAIs (including any Supplements thereto).

(b)

Broker-Dealer may not use any sales literature or advertising material (including material disseminated through radio, television, or other electronic media) concerning a Fund’s shares, other than a Fund’s then-current Prospectus or such printed information that is given to Broker-Dealer by the Distributor, without first obtaining the Distributor’s written approval. Broker-Dealer shall not distribute or make available to the general public any printed information furnished by the Distributor which is marked “FOR INVESTMENT ADVISER USE ONLY” or “FOR INVESTMENT PROFESSIONAL USE ONLY” or which otherwise indicates that it is confidential or not intended to be distributed to the general public. Broker-Dealer further agrees that it shall not distribute or make available to any retail investor (as defined under applicable FINRA Rules) any printed information or other communication furnished to it by the Distributor which is marked “FOR INSTITUTIONAL USE ONLY.”

6.

Limitation of Liability and Indemnification. Distributor shall be obligated to act in good faith and to exercise commercially reasonable care and diligence in the performance of its duties under this Agreement. Notwithstanding anything in this Agreement to the contrary Distributor and each of its affiliates, members, shareholders, directors, officers, partners, employees, agents, successors or assigns (“Distributor Associates”) shall not be liable to Broker-Dealer for any action or inaction of any

Distributor Associate except to the extent of direct Losses[1] finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence, willful misconduct or fraud of Distributor in the performance of Distributor’s duties, obligations, representations, warranties or indemnities under this Agreement. Under no circumstances shall Distributor Associates be liable for Losses that are indirect, special, incidental, consequential, punitive, exemplary or enhanced or that represent lost profits, opportunity costs or diminution of value. Broker-Dealer shall indemnify, defend and hold harmless Distributor Associates from and against Losses (including legal fees and costs to enforce this provision) that Distributor Associates suffer, incur, or pay as a result of any third-party claim or claim among the parties arising out of the subject matter of or otherwise in any way related to this Agreement (“Claims”), including but not limited to all actions taken by Distributor or Distributor Associates that are necessary to provide the services under this Agreement or in reliance upon any instructions, information, or requests, whether oral, written or electronic, received from Broker-Dealer or its officers. Any expenses (including legal fees and costs) incurred by Distributor Associates in defending or responding to any Claims (or in enforcing this provision) shall be paid by Broker-Dealer on a quarterly basis prior to the final disposition of such matter upon receipt by Broker-Dealer of an undertaking by Distributor to repay such amount if it shall be determined that a Distributor Associate is not entitled to be indemnified. Notwithstanding the foregoing, nothing contained in this paragraph or elsewhere in this Agreement shall constitute a waiver by Broker-Dealer of any of its legal rights available under U.S. federal securities laws or any other laws whose applicability is not permitted to be contractually waived.

7.

Duration. This Agreement, with respect to each Plan, will continue in effect for one year from its effective date, and thereafter will continue automatically for successive annual periods; provided, however, that such continuance is subject to termination at any time without penalty if a majority of the Company’s Directors/Trustees who are not interested persons (as defined in the 1940 Act), or a majority of the outstanding shares of a Fund, vote to terminate or not to continue a Plan. This Agreement, other than with respect to a terminated Plan, will continue in effect from year to year after its effective date, unless terminated as provided herein.

8.

Amendment and Termination of Agreement. Either party to this Agreement may terminate the Agreement without cause by giving the other party at least 30 days’ written notice of its intention to terminate. This Agreement will automatically terminate in the event of its assignment (as defined in the 1940 Act). The Distributor may change or amend any provision of this Agreement by giving Broker-Dealer written notice of the change or amendment.

9.

Arbitration. In the event of a material dispute under this Agreement, such dispute shall be settled by arbitration before arbitrators sitting in Denver, Colorado, in accordance with FINRA’s Code of Arbitration Procedures in effect at the time of the dispute. The arbitrators shall act by majority decision, and their award may allocate attorneys’ fees and arbitration costs between the Distributor and Broker-Dealer. The arbitrators’ award shall be final and binding between the parties, and such award may be entered as a judgment in any court of competent jurisdiction.

10.

Notices. All notices required or permitted to be given under this Agreement shall be given in writing and delivered by personal delivery, by postage prepaid mail, or by facsimile or a similar means of same day delivery (with a confirming copy by mail). All notices to the Distributor shall be given or sent to the Distributor at the Distributor offices located at 1290 Broadway, Suite 1000, Denver, Colorado 80203, Attn: General Counsel. All notices to Broker-Dealer shall be given or sent to Broker-Dealer at the address specified by Broker-Dealer herein. Each party may change the address to which notices shall be sent by giving notice to the other party in accordance with this paragraph.

[1]

As used in this Agreement, the term “Losses” means any and all compensatory, direct, indirect, special, incidental, consequential, punitive, exemplary, enhanced or other damages, settlement payments, attorneys’ fees, costs, damages, charges, expenses, interest, applicable taxes or other losses of any kind.

11.	Client Information

a. Agreement to Provide Information. Broker-Dealer agrees to provide a Fund or its designee, upon written request, the TIN, the Individual/International Taxpayer Identification Number (“ITIN”), or other government-issued identifier (“GII”), if known, of any or all Shareholder(s) of the account and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) or account (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by the Broker-Dealer during the period covered by the request.

(i) Period Covered by Request. Requests must set forth a specific period, not to exceed 180 calendar days from the date of the request, for which transaction information is sought. A Fund may request transaction information older than 180 calendar days from the date of the request as it deems necessary to investigate compliance with policies established by a Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by a Fund.

(ii) Form and Timing of Response.

(a) Broker-Dealer agrees to provide, promptly upon request of a Fund or its designee, the requested information specified in Section 11(a). If requested by a Fund or its designee, Broker-Dealer agrees to use best efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in Section 11(a) is itself a financial intermediary (“Indirect Intermediary”) and, upon further request of a Fund or its designee, promptly either (i) provide (or arrange to have provided) the information set forth in Section 11(a) for those Shareholders who hold an account with an Indirect Intermediary or (ii) restrict or prohibit the Indirect Intermediary from purchasing, in nominee name on behalf of other persons, securities issued by a Fund. Broker-Dealer additionally agrees to inform a Fund whether it plans to perform (i) or (ii).

(b) Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties.

(c) To the extent practicable, the format for any transaction information provided to a Fund should be consistent with the NSCC Standardized Data Reporting Format.

(iii) Limitations on Use of Information. Each Fund agrees not to use the information received for marketing or any other similar purpose without the prior written consent of the Broker-Dealer.

b. Agreement to Restrict Trading. Broker-Dealer agrees to execute written instructions from a Fund to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by a Fund as having engaged in transactions of a Fund’s Shares (directly or indirectly through the Broker-Dealer’s account) that violate policies established or utilized by a Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by a Fund.

(i) Form of Instructions. Instructions between the parties to restrict or prohibit further purchases or exchanges of Fund Shares must include the TIN, ITIN, or GII, if known, and the specific restriction(s) to be executed. If the TIN, ITIN, or GII is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

(ii) Timing of Response. Broker-Dealer agrees to execute instructions as soon as reasonably practicable, but not later than five business days after receipt of the instructions by the Broker-Dealer.

(iii) Confirmation by Broker-Dealer. Broker-Dealer must provide written confirmation to a Fund that instructions have been executed. Broker-Dealer agrees to provide confirmation as soon as reasonably practicable, but not later than ten business days after the instructions have been executed.

c. Definitions. For purposes of Section 11 of this Agreement:

(i) The term “Fund” also includes a Fund’s principal underwriter and transfer agent. The term does not include any “excepted funds” as defined in SEC Rule 22c-2(b) under the 1940 Act.

(ii) The term “Shares” means the interest of Shareholders corresponding to the redeemable securities of record issued by a Fund under the 1940 Act that are held by the Broker-Dealer.

(iii) The term “Shareholder” means the beneficial owner of Shares, whether the Shares are held directly or by the Broker-Dealer in nominee name.

(iv) The term “written” includes electronic writings and facsimile transmissions.

(v) The term “Broker-Dealer” shall mean a “financial intermediary” as defined in SEC Rule 22c-2.

(vi) The term “purchase” does not include automatic reinvestment of dividends.

(vii) The term “promptly” as used in Section 11(a)(ii) shall mean as soon as practicable but in no event later than 5 business days from the Broker-Dealer’s receipt of the request for information from a Fund or its designee.

12.

Anti-Money Laundering Program. Broker-Dealer hereby certifies that it: (i) is required to establish an anti-money laundering program, which satisfies the requirements of Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA Patriot Act”); (ii) has developed, implemented, and will maintain such an anti-money laundering program, including a customer identification program consistent with the rules under Section 326 of the USA Patriot Act, and will comply with all applicable laws and regulations designed to guard against money laundering activities set out in such program; (iii) will cooperate with the Distributor and deliver information reasonably requested by the Distributor concerning shareholders that purchased a Fund’s shares sold by Broker-Dealer necessary for the Distributor or the Company to comply with the USA Patriot Act; and (iv) will notify the Distributor, in writing, if it is found, by its Compliance Officer, independent anti-money laundering auditor, or any Federal, state, or self-regulatory agencies, to be in violation of the USA Patriot Act, any regulation implementing the USA Patriot Act, or its anti-money laundering program. Broker-Dealer acknowledges that the Distributor or the Company may reject or refuse orders for the sale of shares with respect to customers for which Broker-Dealer serves as nominee if Broker-Dealer has not adopted and does not implement anti-money laundering policies and procedures as required by the USA Patriot Act.

13.

Confidentiality and Cybersecurity. Distributor and Broker/Dealer agree to preserve the confidentiality of any and all materials and information either furnished by the Company or by either party to the other in connection with this Agreement (“Confidential Information”). The disclosure of Confidential Information is limited only to those employees, agents, and contractors of the parties, and, in the case of Broker-Dealer, other broker dealers for which Broker-Dealer provides custody and clearing services, who need to know such information in order to fulfill the purposes of this Agreement and who are subject to obligations to restrict and protect such information from disclosure that are no less stringent than those contained in this Agreement. The provisions of this Section shall not apply to any information which is: (a) independently developed by the receiving party, provided the receiving party can satisfactorily demonstrate such independent development with appropriate documentation; (b) known to the receiving party prior to disclosure by the disclosing party; (c) lawfully disclosed to the receiving party by a third party not under a separate duty of confidentiality with respect thereto to the disclosing party; or (d) otherwise publicly available through no fault or breach by the receiving party. Broker-Dealer acknowledges that it will receive non-public personal information (“NPPI”) of the Company’s investors/shareholders. Broker-Dealer confirms that it will use best efforts to secure such NPPI from unauthorized access or use of NPPI beyond the scope of this Agreement, including written policies and procedures regarding cybersecurity and periodic vulnerability assessments of its data systems. If Broker-Dealer becomes aware that NPPI may have been accessed, disclosed, or acquired without proper authorization and contrary to the terms of this Agreement, then Broker-Dealer shall use best efforts to alert Distributor and the Company of any data breach within three business days, and shall immediately take such actions as may be necessary to preserve forensic evidence and eliminate the cause of the data breach. Broker-Dealer shall give highest priority to immediately correcting any data breach and shall devote such resources as may be required. Broker-Dealer shall provide Distributor and the Company information necessary to enable Distributor and the Company to fully understand the nature and scope of the data breach. Broker-Dealer shall also comply with all federal and state laws of applicable jurisdiction to the Company’s customers/shareholders regarding cybersecurity. Further, the Broker-Dealer or its insurer(s) shall indemnify Distributor and the Company for all expenses related the cybersecurity event.

14.

Regulation S-P. In accordance with Regulation S-P, if NPPI regarding customers/shareholders is disclosed to either party in connection with this Agreement, the party receiving such information will not disclose or use that information other than as necessary to carry out the purposes of this Agreement. Any privacy notice that Broker-Dealer delivers to customers/shareholders will comply with Title V of the Gramm-Leach-Bliley Act and Regulations S-P, as each may be amended, and will notify customers that NPPI may be provided to financial service providers such as security broker-dealers or investment companies and as permitted by law. This provision will survive the termination of this Agreement.

15.

Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties hereto and supersedes all prior agreements between the parties, whether oral or written, relating to the sale of shares or any other subject covered by this Agreement.

16.

Partial Invalidity. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of the Agreement shall not be affected thereby. Furthermore, in the event of any inconsistency between the Agreement and the then-current Prospectus, the terms of the then-current Prospectus shall control.

17.

Waiver. Failure of the Distributor or the Company to terminate this Agreement upon the occurrence of any event set forth in this Agreement as a cause for termination shall not constitute a waiver of the right to terminate this Agreement at a later time on account of such occurrence or any succeeding breach of the same.

18.	Heading. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions of this Agreement.

19.	Applicable Law. This Agreement shall be construed in accordance with the laws of the State of Colorado, without giving effect to principles of conflicts of law.

20.	Effective Date. This Agreement shall become effective as of the date when it is accepted and dated below by the Distributor.

IN WITNESS WHEREOF, the Parties’ authorized representatives have executed this Agreement and represent that they have read and understood the obligations herein and agree to be bound by the Agreement’s terms and conditions.

ACCEPTED AND AGREED:

BROKER-DEALER

Signature:

Name:

Title:

Address:

Fax Number:

Date:

Phone Number:	Email Address:

ALPS DISTRIBUTORS, INC.
By:

Name:

Title:

Effective Date:

AGREEMENT FEE SCHEDULE

In consideration of sales of, Class ___, Class ___, Class _____, and Class _____ shares of the Funds listed below, under the terms and conditions of the Agreement and the then-current prospectus, the following fee/payment schedule shall apply:

In accordance with each Fund’s then-current prospectus, all fees, if any, shall be paid based on the average daily net asset value of outstanding shares held by shareholders receiving services described in the Agreement. Such payments shall be computed and paid quarterly. The determination of average daily net assets shall be made at the close of each Business Day.